Exhibit 99.1

Advocat Announces Results for First Quarter

    FRANKLIN, Tenn.--(BUSINESS WIRE)--May 12, 2005--Advocat Inc. (NASDAQ OTC: AVCA) today announced its results for the first quarter ended March 31, 2005.
    Advocat reported net income from continuing operations of $8.8 million, or $1.36 per diluted common share, for the first quarter of 2005 compared with a net income from continuing operations of $4.6 million, or $0.69 per diluted common share, in 2004. The 2005 results included a net benefit of $7.3 million related to professional liability expense compared with a similar benefit of $3.0 million in 2004. Net income for common stock for the first quarter was $8.9 million, or $1.38 per diluted share, compared with $4.6 million, or $0.71 per diluted share, in the first quarter of 2004.

    First Quarter Results

    Advocat's net revenues from continuing operations increased 6.9% to $51.8 million compared with $48.5 million in the first quarter of 2004. The increase in first quarter net revenues was primarily due to patient revenues that increased 6.9% to $48.7 million compared with $45.6 million in the first quarter of 2004. Higher patient revenues benefited from Medicare rate increases that were effective October 1, 2004, and increased Medicaid rates in certain states, partially offset by a 1.3% decline in census in 2005 compared with 2004. Resident revenues increased to $3.1 million in 2005 from $2.9 million in the first quarter of 2004. Ancillary service revenues, prior to contractual allowances, increased 5.5% to $9.9 million in 2005 from $9.4 million in the first quarter of 2004.
    Operating expenses increased to $40.8 million and represented 78.8% of patient and resident revenues for the first quarter of 2005 compared with $38.1 million, or 78.5% of such revenues, in the first quarter of 2004. The increase in operating expenses was primarily due to higher wage and benefit costs.
    The Company's results of continuing operations for the first quarter of 2005 included a $7.3 million net benefit for professional liability costs, compared with a similar benefit of $3.0 million in 2004. The benefit resulted from downward adjustments in the Company's self-insured reserves associated with professional liability claims. During 2005, the Company reduced its total recorded liabilities for self-insured professional liability risks associated with professional liability claims to $34.4 million, down from $42.9 million at December 31, 2004. The decrease in the total accrual resulted primarily from downward adjustments in the estimated liabilities for periods prior to the current period, which were partially offset by the provision for liability related to claims incurred in the current period. These self-insurance reserves are assessed on a quarterly basis, with changes in estimated losses being recorded in the consolidated statements of operations in the period identified. Professional liability costs include cash and non-cash charges recorded based on current actuarial reviews. The actuarial reviews include estimates of known claims and an estimate of claims that may have occurred, but have not yet been reported to the Company.
    As of March 31, 2005, the Company reported a liability of $34.4 million, including reported professional liability claims and estimates for incurred but unreported claims, and has current debt obligations of $45.0 million. The Company does not have cash or available resources to pay in full this current debt, the accrued professional liability claims or any significant portion of either and has limited resources available to meet its anticipated operating, capital expenditure and debt service requirements during 2005.

    Reimbursement Updates

    President Bush's proposed federal budget for the fiscal year beginning October 1, 2005, includes several reductions that will adversely affect Advocat's revenues if implemented. The budget eliminates the reimbursement of add-ons for high acuity patients under the Resource Utilization Group (RUG) that, if implemented, will reduce revenue and operating cash flow by approximately $3.6 million per year. In addition, the proposed reduction of reimbursement for cross-over bad debt expense may reduce the Company's revenue and operating cash flow by approximately $150,000 per year when fully phased in.
    Forward-looking statements made in this release involve a number of risks and uncertainties, including but not limited to, uncertainty regarding the Company's ability to restructure or refinance its debt, the impact of under-insured professional liability claims, the accuracy of the Company's estimate of its anticipated professional liability expense, factors affecting the long-term care industry in general, governmental reimbursement, government regulation, health care reforms, the impact of future licensing surveys, changing economic and market conditions and other risk factors detailed in the Company's Securities and Exchange Commission filings. The Company has provided additional information in its Annual Report on Form 10-K for the fiscal year ended December 31, 2004, as well as in other filings with the Securities and Exchange Commission, which readers are encouraged to review for further disclosure of other factors that could cause actual results to differ materially from those indicated in the forward-looking statements. Advocat Inc. is not responsible for updating the information contained in this press release beyond the published date, or for changes made to this document by wire services or Internet services.
    Advocat Inc. provides long-term care services to nursing home patients and residents of assisted living facilities in nine states, primarily in the Southeast.
    For additional information about the Company, visit Advocat's web site: http://www.irinfo.com/avc



                             ADVOCAT INC.
                 CONSOLIDATED STATEMENTS OF OPERATIONS
                              (Unaudited)
                 (In thousands, except per share data)

                                      Three Months Ended March 31,
                                            2005        2004
                                          --------    --------
REVENUES:
  Patient revenues, net                    $48,712     $45,562
  Resident revenues                          3,132       2,947
                                          --------    --------
    Net revenues                            51,844      48,509
                                          --------    --------
EXPENSES:
  Operating                                 40,846      38,092
  Lease                                      3,891       3,832
  Professional liability                    (7,287)     (2,983)
  General and administrative                 3,613       3,024
  Depreciation and amortization              1,235       1,196
                                          --------    --------
    Total expenses                          42,298      43,161
                                          --------    --------
OPERATING INCOME                             9,546       5,348
                                          --------    --------
OTHER INCOME (EXPENSE):
  Foreign currency transaction loss            (56)         --
  Interest income                              117           5
  Interest expense                            (769)       (765)
                                          --------    --------
                                              (708)       (760)
                                          --------    --------
INCOME FROM CONTINUING OPERATIONS
 BEFORE INCOME TAXES                         8,838       4,588
PROVISION FOR INCOME TAXES                      --          32
                                          --------    --------

NET INCOME FROM CONTINUING OPERATIONS        8,838       4,556
                                          --------    --------

INCOME (LOSS) FROM DISCONTINUED
 OPERATIONS:
  Operating income (loss), net of
   taxes of $0 and $123, respectively         (250)        136
  Gain on sale, net of taxes of
   $0 and $0, respectively                     376          --
                                          --------    --------
    Net income from discontinued
     operations                                126         136
                                          --------    --------

NET INCOME                                   8,964       4,692
                                          --------    --------
PREFERRED STOCK DIVIDENDS, ACCRUED
 BUT NOT PAID                                   78          72
                                          --------    --------

NET INCOME FOR COMMON STOCK                 $8,886      $4,620
                                          ========    ========

NET INCOME PER COMMON SHARE:
  Per common share - basic
    Income from continuing operations        $1.53       $0.81
    Income from discontinued operations       0.02        0.02
                                          --------    --------
                                             $1.55       $0.83
                                          ========    ========

  Per common share - diluted
    Income from continuing operations        $1.36       $0.69
    Income from discontinued operations       0.02        0.02
                                          --------    --------
                                             $1.38       $0.71
                                          ========    ========

WEIGHTED AVERAGE SHARES:
  Basic                                      5,725       5,563
                                          ========    ========
  Diluted                                    6,499       6,602
                                          ========    ========


    CONTACT: Advocat Inc.
             William R. Council, III, 615-771-7575